Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 9, 2000 relating to the financial statements and financial statement schedules of Barrett Business Services, Inc., which appears in Barrett Business Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.



/s/PricewaterhouseCoopers LLP

Portland, Oregon
November 15, 2000